Exhibit 10.45

April 17, 2008

Mr. Carl DeWilde

3030 Bryan Street, Apt. 403

Dallas, TX 75204

Re:	Agreement and General Release

Dear Carl,

This Letter Agreement, including the General Release contained in Attachment A (collectively, the “Agreement”), confirms our understanding concerning your retirement from Tellabs, Inc. and any and all of its subsidiaries (hereinafter collectively referred to as “Tellabs”). The parties are entering into this Agreement as a final and complete resolution of all matters relating to your employment at Tellabs. In consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid any dispute, it is agreed by and between the parties as follows:

1.	We mutually agree that you are voluntarily retiring from Tellabs as Executive Vice President Global Sales & Services, Tellabs, Inc., effective August 8, 2008 (Retirement Date). Tellabs has agreed that your last day of work will be May 30, 2008 and you have agreed that you are resigning your officer positions with Tellabs effective May 30, 2008. You will use your accrued and unused vacation from June 30, 2008 to August 8, 2008. You will remain on payroll through the Retirement Date and may be called upon during this time to assist the Company transition your duties and responsibilities.

2.	Tellabs will provide you with a total severance payment of $333,666.00 subject to appropriate withholdings. The severance payment will be made in installments. These installments shall be of the same amount and paid on the same schedule as your regular current base salary installment payments and shall begin on the first payroll date following the Retirement Date that is at least seven days after you deliver an executed copy of this Agreement to Tellabs and so long as you have not exercised your right of revocation as described in paragraph 15 below. The installments will be paid until the total severance payment is fully paid. All payments are subject to regular tax withholdings.

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3.	Equity which has not been earned and/or vested as of the Retirement Date will be forfeited. You will not be eligible to earn any of the 2008 PSU’s. You will have 3 years from the Retirement Date to exercise any options that are vested as of the Retirement Date. You will, however, continue to remain bound by all laws relating to transactions involving company stock, including but not limited to laws prohibiting the sale of stock while in the possession of material non-public inside information.

4.	The value of any earned but not taken vacation time as of your Retirement Date will be paid in a lump sum after your Retirement Date.

5.	You will cease to be eligible for any Tellabs benefits (other than those specifically described herein) as of the Retirement Date. You may elect, in accordance with the federal statute (COBRA), to continue your medical, dental and/or vision benefits for up to 18 months following your Retirement Date. Tellabs will pay the cost of COBRA for 11 months after your Retirement Date. Cost associated with continuation of coverage after 11 months will be your responsibility. Please contact Debra Ragusa, Manager, Benefits, for information on the COBRA.

6.	Your Tellabs Advantage Program vesting will be calculated based on your Retirement Date.

7.	You are required to submit a final expense report, settle any company advances, and return all Tellabs property, including credit cards and files, prior to August 8, 2008.

8.	You have agreed that you will not criticize or in any way disparage Tellabs, its subsidiaries and any of their officers, directors, employees or agents. Tellabs agrees that it will comply with company guidelines regarding standard references.

9.	You agree to continue to be bound by the terms of the Confidentiality Agreement and Intellectual Property Agreement signed by you during your employment with Tellabs. You agree to keep all company proprietary information confidential.

10.	You acknowledge that the benefits provided in this Agreement exceed the benefits you would normally receive and that those extra benefits are provided by Tellabs in exchange for you agreeing to the terms and conditions of this Agreement, including the General Release contained in Attachment A.

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11.	You agree to cooperate with Tellabs in any current or future litigation or potential litigation or other legal matters in any reasonable manner as Tellabs may request, including but not limited to meeting with and fully and truthfully answering the questions of Tellabs or its representatives or agents, and testifying and preparing to testify at any deposition or trial, subject to reimbursement for reasonable expenses incurred as a result of such cooperation.

12.	You acknowledge and agree that no promises or representations were made which do not appear written herein and that this Agreement contains the entire agreement of the parties as to the subject matter hereof. The Executive Continuity and Protection Program is expressly superseded by this Agreement and will no longer have any force or effect and will be null and void after the effective date of this Agreement.

13.	The internal law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity, and interpretation of this Agreement. In the event that part or all of this Agreement or the attached General Release is found to be invalid, you recognize that Tellabs shall have the right to discontinue any payments made in accordance with the Agreement and to seek repayment of any and all amounts paid to you hereunder, in addition to any other amounts to which Tellabs may be entitled as a matter of law.

14.	Notwithstanding any provision herein to the contrary, you agree that all benefits and payments described herein will cease if you become employed by Tellabs or any of its affiliates while you are still entitled to any such benefits or payments.

15.	You are being provided with twenty-one days to consider the terms and conditions of this Agreement, including the General Release contained in Attachment A. You will have seven days following the execution of this Agreement to revoke this Agreement. The Agreement shall not become effective or enforceable until the revocation period has expired. If you choose to revoke your signature, you must do so in writing and deliver it to the attention of Linda Pfluger, Director Human Resources, One Tellabs Center, 1415 West Diehl Road, MS 16, Naperville, IL 60563, no later than 5:00 PM (CST) on the seventh day after signing the Agreement and General Release.

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16.	You acknowledge that you have thoroughly read and understand all of the provisions of this Agreement (including the General Release contained in Attachment A), that you have been advised to consult with an attorney prior to signing this Agreement, and that you are signing this Agreement knowingly and voluntarily.

Sincerely,

/s/ James M. Sheehan	April 17, 2008
James M. Sheehan	Date
EVP and General Counsel, Tellabs, Inc

AGREED:

/s/ Carl A. DeWilde	April 17, 2008
Carl A. DeWilde	Date

The undersigned certifies that Carl DeWilde appeared before me and signed this document and verified that he signed this document voluntarily.

Witness	Date

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Attachment A

GENERAL RELEASE

THIS AGREEMENT CONTAINS A GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY

READ CAREFULLY BEFORE YOU SIGN!

I acknowledge that the benefits provided in the Agreement dated April 17, 2008 exceed the benefits I would normally receive and that those extra benefits are provided by Tellabs in exchange for my signing the Agreement, including this General Release.

In consideration for the benefits I will receive, I agree to release Tellabs, Inc., its affiliated companies and their officers, directors, agents and employees from any claims or actions of any kind, arising on or before the effective date of the Agreement, that I might have against them regarding or relating in any way to my employment with Tellabs or the termination of that employment. I understand that this release applies to all claims and actions I might have for wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination Employment Act of 1967 (as amended by various congressional enactments, including the Older Workers Benefit Protection Act of 1990), and any and all claims under any other statute, regulation, Executive Order, Ordinance, or common law, and all other claims and actions related to my employment with Tellabs or the termination of that employment.

I represent that I have not filed any complaints, claims or actions against Tellabs with any state, federal or local agency or court and that I will not do so at any time hereafter. Provided, nothing in this Agreement shall be construed to prohibit me from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.

I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement, including this General Release, and that I have been provided at least 21 days in which to consider the terms of the Agreement and this General Release. Once I have signed the Agreement and this General Release, I understand that I shall have until 7 days after the execution date to revoke my agreement to the terms of the Agreement and this General Release (the “Revocation Period”). In the event that I elect to revoke within the Revocation Period, I will return this Agreement to Linda Pfluger, Director, Human Resources, Tellabs, 1415 W. Diehl

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Road, MS16, Naperville, Illinois, along with my decision in writing to revoke the Agreement. I understand that the Agreement, including this General Release, will become effective after the Revocation Period has expired, provided I have not revoked my agreement.

I acknowledge that I have read the Agreement, including this General Release, and that I have full knowledge and understanding of the terms and conditions contained in the Agreement and General Release, and that I am signing them voluntarily.

/s/ Carl DeWilde	April 17, 2008
Carl DeWilde	Date

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